Exhibit 3.2
FILED
07 NOV 28 AM 9:56
SECRETARY OF STATE
TALLAHASSEE, FLORIDA
ARTICLES OF ORGANIZATION
OF
UNITED MARITIME GROUP, LLC
          UNITED MARITIME GROUP, LLC (the “Company”), acting pursuant to Section 608,407, Florida Statutes, adopts the following Articles of Organization, effective this 28th day of November, 2007.
ARTICLE I
NAME
          The name of the Company is United Maritime Group, LLC.
ARTICLE II
PRINCIPAL ADDRESS
          The principal address of the Company is 702 North Franklin Street, Tampa, Florida 33602.
ARTICLE III
REGISTERED OFFICE, REGISTERED AGENT AND REGISTERED AGENT’S SIGNATURE
          3.1 Address of Registered Office. The address of the registered office of the company is 702 North Franklin Street, Tampa, Florida 33602.
          3.2 Registered Agent. The name of the Company’s registered agent at that address is Sal Litrico. The Company shall have the right to change such registered office and such registered agent from time to time as provided by law.
ARTICLE IV
THE MEMBER
          4.1 The Member. The name and address of the Managing and sole Member is as follows:

Name	Address

TECO Gemstone, Inc.	702 North Franklin Street Tampa, Florida 33602

          4.2 Management. The management of the Company is fully reserved, to the Member. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, the Member shall act through resolutions adopted in written consents. Decisions or actions taken by the Member in accordance with these Articles of Organization shall constitute decisions or action by the Company and shall be binding on the Company
          4.3 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.
          4.4 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.
          4.5 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.
          4.6 Admission of Members. New members shall be admitted only upon the approval of the Member.
          4.7 Officers and Related Persons. The Member shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.
ARTICLE V
OPERATING AGREEMENT
          The Company may adopt a written operating agreement (the “Operating Agreement”). In the event of a conflict between the Articles of Organization and the Operating Agreement, the Articles of Organization shall govern.
ARTICLE VI
CAPITAL STRUCTURE AND CONTRIBUTIONS
          6.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding.
          6.2 Capital Contributions. From time to time, the Member may determine that the Company requires capital and may make capital contribution(s) in an amount determined by the Member. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.
ARTICLE VII
PROFITS, LOSSES AND DISTRIBUTIONS
          7.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.
          7.2 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Member. The distributions of the Company shall be allocated entirely to the Member.
ARTICLE VIII
EVENTS OF DISSOLUTION
          The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):
               (a) The Member votes for dissolution; or
               (b) A judicial dissolution of the Company pursuant to Section 608.4493, Florida Statutes.
ARTICLE IX
TRANSFER OF INTERESTS IN THE COMPANY
          The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of these Articles of Organization, such person shall be admitted as a member.
ARTICLE X
CERTIFICATES

          10.1 Certificates. The Company shall issue one or more certificates in the name of each member certifying that the member named therein is a member on the books and records of the Company. Upon the transfer of a membership interest in the Company, the Company shall issue a replacement certificate according to procedures that the Managing Member may establish. Such certificates shall be a “security” within the meaning of Article 8 of the Uniform Commercial Code of Delaware and shall be governed by Article 8 of the Uniform Commercial Code of Delaware.
          10.2 Form of Certificate. The certificate shall be in any form approved by the Managing Member or any officer of the Company executing the same, the execution and delivery thereof to be conclusive evidence of the approval thereof. The certificate shall be executed by the Managing Member or by at least one officer of the Company. Any certificate may, but shall not be required, to include a form of assignment of membership interest.
          10.3 Lost, Stolen or Destroyed Certificates. The Company shall issue a new certificate in place of any certificate previously issued if the registered owner of the certificate:
               (a) makes proof, in form and substance satisfactory to the Company, that a previously issued certificate has been lost, destroyed or stolen;
               (b) requests the issuance of a new certificate before the Company has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; and
               (c) satisfies any other reasonable requirements imposed by the Member.
          10.4 Registered Owner. The Company shall be entitled to treat the record holders of any interest as the member and holder of such membership interest and shall not be bound to recognize any equitable or other claim to or interest in such interest on the part of any other person, whether or not the Company shall have actual or other notice hereof, except (a) as otherwise provided by law and (b) the interests of any pledge or other secured party (or agent therefor).
ARTICLE XI
MISCELLANEOUS
          11.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).
          11.2 Amendments. Amendments to these Articles of Organization shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Florida Statutes.
          11.3 Severability. If any provision of these Articles of Organization is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding these Articles of Organization. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
          11.4 Governing Law. These Articles of Organization shall be governed by and construed in accordance with the laws of the State of Florida without regard to the principles of conflicts of laws thereof.
          11.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Florida or any other laws.

          IN WITNESS WHEREOF, the undersigned has duly executed these Articles of Organization as of the day first above written.

MEMBER: TECO GEMSTONE, INC.
By:	/s/ Sherrill W. Hudson
	Name:	Sherrill W. Hudson
	Title:	President

Signature Page to the Articles of Organization

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this Articles of Organization. I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as provided for in Chapter 608, Florida Statutes.

/s/ Sal Litrico
Name:	Sal Litrico
Title:	Registered Agent